EXHIBIT 99.1

Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company Names Karen King
President and Chief Executive Officer

CHICAGO (December 11, 2013) - Today The Female Health Company (NASDAQ-CM: FHCO), announced that Karen King will become President and CEO effective January 20, 2014.  O.B. Parrish, a Company founder and current Chairman and CEO will continue as Chairman of the Board.

Karen King was President of the Biologics and BioSolutions businesses at Royal DSM from 2007 to 2013.  DSM Biologics/BioSolutions is a global provider of biopharmaceutical manufacturing technology and services.

Previously Ms. King was an Executive Officer of the Female Health Company from 2004 – 2006, serving most recently as Executive Vice President where she was responsible for sales, marketing and business development.

Prior to joining FHC, Ms. King had an extensive career with Baxter International beginning in 1981.  During her Baxter tenure, Ms. King held positions in R&D, Operations, Marketing, Business Development, Corporate Strategy, Innovation and General Management.  She was Executive Director of Baxter’s Collaboration with Inhale Therapeutics focusing on the development and commercialization of a novel technology for respiratory drug delivery.  In her final position at Baxter, Ms. King was the President of Pulse Nutrition Solutions, Inc from 2000 – 2003.  Pulse Nutrition Solutions was a subsidiary of Baxter devoted to developing and commercializing a line of nutritional products for consumer use.

Ms. King is a graduate of the University of Illinois with a Bachelor of Science degree in Microbiology.

O.B. Parrish said “I am delighted to have Karen join FHC as President and CEO.  She has a remarkable combination of successful global experience including marketing, technology, science and business development in both the private and public sectors.  Karen’s prior experience with FHC equips her with significant relevant knowledge of the Company’s history and development, as well as its potential. This change in leadership comes at a time when the Company’s future is bright. Karen will provide excellent leadership for the further development and growth of FHC.”

Karen King said, “I am honored to be rejoining FHC in this capacity.  O.B. and his team have done a wonderful job building a strong, successful company.  I am looking forward to working with O.B. and FHC’s customers, employees and shareholders to continue the important work of the company and position it for future growth and success.”

About the Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 143 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by the FDA that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical facts are forward-looking statements based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com